Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders
Home BancShares, Inc.
Conway, Arkansas
We consent to the incorporation by reference in the registration statement of Home BancShares, Inc. on Forms S-8 (Nos. 333-136645, 333-148763, 333-188591, 333-211116, 333-226608 and 333-229805), Form S-3 (No. 333-261495), and Form S-4 (No. 333-260446) of our report dated February 24, 2022, on our audit of the consolidated financial statements of Home BancShares, Inc. as of December 31, 2021 and 2020, and for each of the years in the three-year period ended December 31, 2021, which is included in the Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 24, 2022, on our audit of the internal control over financial reporting of Home BancShares, Inc. as of December 31, 2021, which is included in the Annual Report on Form 10-K.
/s/ BKD, LLP

Little Rock, Arkansas
February 24, 2022